Exhibit 10.17
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (“Agreement”), effective on May 31, 2006, is entered into in Richardson, Texas by and between Remote Dynamics, Inc., a Delaware corporation, with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 (“Employer”), and J. Raymond Bilbao, an individual residing at 3333 Nutmeg Circle, Frisco, Texas 75034 (“Executive”).
     WHEREAS, on July 2, 2004, Executive and Employer entered into that Employment Agreement (the “Employment Agreement”);
     WHEREAS, effective May 31, 2006, Employer and Executive reached agreement on the termination of their employment relationship as set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Employer and Executive, intending to be legally bound, hereby agree as follows:
1)	Employer shall provide Executive with the following severance compensation:
a)	Employer shall pay to Executive a severance payment equal to three (3) months base salary under the Employment Agreement in the total amount of $50,000.01, less standard withholdings for federal tax, social security and Medicare (the “Severance Payment”) payable upon May 31, 2006.
2)	Subsequent to the employment separation, Executive shall be available to answer questions regarding the business and legal affairs of Employer for a minimum of one hundred (100) hours, at the Company’s option.

3)	Release of Employer. Executive agrees on behalf of himself and all of his heirs or personal representatives, to release Employer, all of Employer’s affiliates, including parent companies and subsidiaries, and all of Employer’s present and former officers, directors, agents, employees, employee benefit programs, and the trustees, administrators, fiduciaries, and insurers of such programs, from any and all claims for relief of any kind, whether known to his or unknown, which in any way arise out of or relate to his employment, the termination of his employment with Employer, the Employment Agreement, and concerning events occurring at any time up to the date of this Agreement including, but not limited to, any and all claims of discrimination of any kind and any and all contractual, tort or other common law claims, whether legal or equitable, including under any applicable federal laws, including, but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the American with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Restraining Notification Act, the Employment Retirement Income Security Act, the Family Medical Leave Act, or under any applicable state or local laws or ordinances or any other legal restrictions on Employer’s rights, including the Texas Commission on Human Rights Act. However, the releases set forth herein do not include the release of any claims arising under this Agreement, any rights Executive may have for pension or retirement benefits, any rights for COBRA benefits, any rights Executive may have as a shareholder of Employer.

4)	Indemnification of Executive. Employer shall continue to indemnify Executive to the fullest extent permitted by law, and as set forth in the Bylaws of Employer and pursuant to any applicable Directors and Officers insurance policy or policies, against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by Executive in connection with any proceeding in which Executive is, or threatened to be named, a defendant because of Executive’s position as a director, officer, employee or agent of Employer.

5)	Subject to Employer’s timely fulfillment of its obligations herein, Executive Further agrees to adhere to all terms and conditions of the Employment Agreement which survive termination thereof, including but not limited to, Section 4 thereof. Further, the parties agree not to disclose or misrepresent to anyone the terms of this Agreement, except to the parties’ attorneys, tax advisors, and as may be required by law.

6)	Executive agrees that this Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without giving effect to the conflict of laws (rules) or choice of laws (rules) thereof. Executive consents to the exclusive personal jurisdiction and venue of the state district court residing in Dallas County, Texas (or if applicable, the federal district court for the Northern District of Texas, Dallas Division) for all litigation which may be brought with respect to or arising out of the terms of and the transactions and relationships contemplated by this Agreement.

7)	Executive acknowledges and agrees that Executive is entering into this Agreement freely and voluntarily and Executive is satisfied that Executive has been given sufficient opportunity to consider it and consult with an attorney. Executive acknowledges that Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that it sets forth the entire agreement between Employer and Executive.

8)	Executive represents that no other statements, promises, or commitments of any kind, written or oral, have been made to Executive by Employer, or any of its agents, to cause Executive to accept it. Executive acknowledges that Executive has been advised to consult legal counsel concerning this Agreement prior to signing this Agreement, and that Executive has been given sufficient opportunity to do so. Executive and Employer acknowledge acceptance of this Agreement by their respective signatures below.
SEPARATION AGREEMENT

/s/ J. Raymond Bilbao

Executive Signature

J. Raymond Bilbao

Printed Name

May 23, 3006

Date

AGREED TO ACCEPTED ON BEHALF OF
REMOTE DYNAMICS, INC.

BY:	/s/ Dennis R. Casey

Dennis R. Casey
Chief Executive Officer
SEPARATION AGREEMENT